Exhibit 10.5
AMENDMENT
TO
EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”), dated as of January 21, 2009, amends that certain Employment Agreement (the “Employment Agreement”) made and entered into on the 9th day of October 2001, by and between Globecomm Systems Inc., a Delaware corporation with principal offices located at 45 Oser Avenue, Hauppauge, N.Y. 11788 (the “Company”), and Paul J. Johnson (the “Executive”).
WITNESSETH:
WHEREAS, since the Effective Date of the Employment Agreement, the Executive has been employed as an executive by the Company (all capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Employment Agreement); and
WHEREAS, the parties believe that it is desirable to modify the “special bonus” provisions of the Employment Agreement to provide for such bonus to equal 50% of the Executive’s salary for the prior year.
NOW, THEREFORE, the parties hereto hereby agree to amend the Employment Agreement as follows:
1.	Position.

Section 1 of the Employment Agreement is hereby deleted and replaced in full with the following:

“The Company hereby agrees to employ the Executive to serve in the role of Senior Vice President, Customer Relations and Contracts and Corporate Secretary of the Company, subject to the limitation set forth herein. The Executive accepts such employment upon the terms and conditions set forth herein, and further agrees to perform to the best of his abilities the duties generally associated with his position, as well as such other duties commensurate with his position as Senior Vice President, Customer Relations and Contracts and Corporate Secretary as may be reasonably assigned by the Company. The Executive shall, at all times during the Term, report directly to the Chief Executive Officer, Globecomm Systems Inc. The Executive shall perform his duties diligently and faithfully and shall devote his full business time and attention to such duties.”

2.	Termination and Severance.

The third sentence of Section 10(g) of the Employment Agreement is hereby deleted and replaced in full with the following:

“If the Executive does not provide the Company notice of resignation or non-renewal at any time during the year following a Change in Control and remains employed by the Company through the first anniversary of the Change in Control, as defined below, the Executive shall be paid a one-time bonus payment of 50% of his Salary during the immediately preceding calendar year (the ‘Special Bonus’).”

3.	Miscellaneous. Section 13(g) of the Employment Agreement is hereby amended to provide that copies of any notices, requests, demands and other communications addressed to the Company shall be provided to:
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Richard H. Gilden, Esq.
4.	Effect of this Amendment. As amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.
EXECUTIVE

/s/ Paul J. Johnson
Paul J. Johnson
GLOBECOMM SYSTEMS INC.

By:	/s/ David E. Hershberg
Title: Chairman, CEO and President